SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ] Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material under Rule 14a-12.

                         J.P. Morgan & Co. Incorporated
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                                                        Date: September 13, 2000

         Except for historical information, all other information in this filing consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These uncertainties include: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Chase and J.P. Morgan stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the revenue synergies and cost savings from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Forms 10-K of Chase and J.P. Morgan, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).


                  The proposed transaction will be submitted to Chase's and J.P. Morgan's stockholders for their consideration. Such stockholders should read the joint proxy statement/prospectus regarding the proposed transaction that will be filed with the SEC and mailed to stockholders. The joint proxy statement/prospectus will contain important information that stockholders should consider. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Chase and J.P. Morgan, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017,
Attention: Office of the Corporate Secretary (212-270-6000), or to J.P. Morgan
& Co. Incorporated, 60 Wall Street, New York, NY 10260, Attention: Julie Wojcik (212-483-2323).

                  Chase and J.P. Morgan and certain other persons named below may be deemed to be participants in the solicitation of proxies of Chase's and J.P. Morgan's stockholders to approve the transaction. The participants in this solicitation may include the directors and executive officers of Chase and the directors and executive officers of J.P. Morgan. A detailed list of the names and interests of Chase's directors and officers is contained in Chase's proxy statement for its 2000 annual meeting, and a detailed list of the names and interests of J.P. Morgan's directors and officers is contained in J.P. Morgan's proxy statement for its 2000 annual meeting.

                  As of the date of this communication, none of the foregoing participants individually beneficially owns in excess of 5% of Chase's common stock, or 5% of J.P. Morgan's common stock. Except as disclosed above and in Chase's and J.P. Morgan's proxy statement for their respective 2000 annual meetings, to the knowledge of Chase and J.P. Morgan, none of the directors or executive officers of Chase and J.P. Morgan has any interest, direct or indirect, by security holdings or otherwise, in Chase or J.P. Morgan.


                                      * * *
                 [J.P. Morgan logo]            [Chase logo]

                  NEWS RELEASE
                  FOR IMMEDIATE RELEASE

                  CONTACTS:
                  MEDIA:
                  Joseph M. Evangelisti
                  JP Morgan
                  212-648-9589

                  Jim Finn
                  Chase
                  212-270-7438

                  INVESTOR RELATIONS:
                  Ann Patton
                  JP Morgan
                  212-648-9446

                  John Borden
                  Chase
                  212-270-7318

                      CHASE AND J.P. MORGAN AGREE TO MERGE


         New York, September 13, 2000 - - THE CHASE MANHATTAN CORPORATION (NYSE:
CMB) AND J.P. MORGAN & CO. INCORPORATED (NYSE: JPM) TODAY ANNOUNCED THAT THEY HAVE AGREED TO MERGE. THE MERGED FIRM WILL BE NAMED J.P. MORGAN CHASE & CO. LEVERAGING PREMIER BRANDS AND COMPREHENSIVE CAPABILITIES ACROSS AN UNPARALLELED CLIENT FRANCHISE, J.P. MORGAN CHASE & CO. WILL BE A FORMIDABLE GLOBAL COMPETITOR IN FINANCIAL SERVICES, POSITIONED FOR SUPERIOR GROWTH AND PROFITABILITY.

The merged company will have assets of approximately $660 billion and stockholders' equity of more than $36 billion. On a pro-forma basis, J.P. Morgan Chase & Co. in 1999 would have had net income of approximately $7.5 billion and revenues of approximately $31 billion.

The merger agreement, which has been approved by the boards of directors of both companies, provides that 3.7 shares of Chase common stock will be exchanged for each share of J.P. Morgan common stock. Each series of preferred stock of J.P. Morgan will be exchanged for a similar series of preferred stock of Chase, the surviving corporation of the merger. The transaction is expected to be accounted for as a pooling of interests and to be tax-free to J.P. Morgan and Chase stockholders. Based upon Chase's closing price yesterday, the transaction would have a value of approximately $207 for each share of J.P. Morgan common stock.

                                     -more-

The wholesale business will be known globally as J.P. Morgan and will encompass investment banking (including strategic advisory, equity and debt capital raising, credit, and global trading and market-making activities), operating services, wealth management, institutional asset management and private equity. The retail business will be known as Chase, consisting of credit cards, regional consumer banking in the New York tri-state area and Texas, mortgage banking, diversified consumer lending, insurance and middle-market banking.

Douglas A. Warner III, Chairman and CEO of J.P. Morgan, will become Chairman of J.P. Morgan Chase & Co. and co-Chair of the firm's Executive Committee, its senior policy making management group, comprised of senior executives from both Chase and J.P. Morgan. William B. Harrison, Jr., Chairman and CEO of Chase, will become President and CEO of J.P. Morgan Chase & Co. and co-Chair of the Executive Committee. In addition to Messrs. Warner and Harrison, the Board of Directors of J.P. Morgan Chase & Co. will consist of eight members from the current Chase board and five members from the current J.P. Morgan board.

"This merger is a breakthrough for J.P. Morgan and Chase that will position the new firm as a global powerhouse," said Mr. Warner. "With a formidable client franchise and a potent array of capabilities to address the full spectrum of clients' needs, we see exceptional prospects for sustained growth and profitability. A diversified revenue stream enhances those prospects. And our clients will find a common commitment to high standards of integrity, excellence and service."

Mr. Harrison said, "This transaction combines the most comprehensive group of clients with extensive financial and intellectual capital. We will have the capability to meet our clients' needs anywhere in the world with trusted advice and integrated execution. Our new firm will have leadership positions across a broad array of businesses in growth markets." (See attached table.)

"Our past mergers have demonstrated that the expansion of product capabilities applied to a complementary set of clients results in incremental revenue growth. Expense savings will also result as we combine duplicate functions. As in the past, we will focus on a smooth integration and make the new organization the best of both," said Mr. Harrison.

The members of the Executive Committee, reporting to Mr. Harrison, will be:
Geoffrey T. Boisi, David A. Coulter, Ramon de Oliveira, Walter A. Gubert, Thomas
B. Ketchum, Donald H. Layton, James B. Lee, Jr., Marc J. Shapiro and Jeffrey C. Walker.

Mr. Gubert will be chairman of the J.P. Morgan investment bank. Messrs. Boisi and Layton will be co-CEOs of the investment bank and coordinate all of the wholesale banking activities. Mr. Lee will head the investment bank's new business and commitments committees, working with many of the firm's most important clients on new business initiatives. Mr. de Oliveira will head the institutional asset management and wealth management businesses.

                                     -more-

Mr. Coulter will continue to head the retail business of the firm and lead its Internet initiatives. Mr. Walker will continue as head of the new firm's private equity group. Mr. Shapiro will continue in his present capacity as head of finance, risk management and administration. Mr. Ketchum will co-chair the merger transition team with Mr. Shapiro.

In addition, Denis J. O'Leary and Nicolas S. Rohatyn will co-head the combination of Chase.com and LabMorgan, reporting to Mr. Coulter.

Chase and J.P. Morgan announced the following additional senior management positions: Dina Dublon, chief financial officer, John J. Farrell, human resources, Frederick W. Hill, marketing and communications, and William H. McDavid, general counsel.

Neal Garonzik, vice chairman of Chase, has decided to leave the firm. Mr. Harrison said, "A little over a year ago, Neal agreed to join Chase for a period of time to help us with our equity and asset management strategies. While he was here, we acquired both Hambrecht & Quist and Robert Fleming and saw major improvements in the quality and profitability of our wealth management businesses. Neal's experience has been invaluable and we will continue to seek his advice."

The merger is expected to result in synergies of approximately $1.9 billion (pre-tax), consisting of estimated cost savings of approximately $1.5 billion (pre-tax) and estimated incremental net revenues of approximately $400 million (pre-tax). The synergies are anticipated to be achieved by the end of the second year following the merger, with one-third estimated to be realized in the first year. It is anticipated that the merger will result in costs of approximately $2.8 billion (pre-tax), a portion of which will be taken as a charge upon closing.

The worldwide headquarters of J.P. Morgan Chase & Co. will be in Manhattan, although no decision has been made as to the exact location.

                  Chase and J.P. Morgan have granted each other options to purchase up to 19.9 percent of the outstanding shares of each other's common stock upon the occurrence of certain events.

The deal is expected to close in the first quarter of 2001 and is subject to approval by shareholders of both companies, as well as by U.S. Federal and state and foreign regulatory authorities.

                  Chase Securities Inc. served as financial advisor to Chase and rendered a fairness opinion to its Board of Directors. J.P. Morgan Securities Inc. served as financial advisor to J.P. Morgan and rendered a fairness opinion to its Board of Directors.

                  Chase can be reached on the Web at WWW.CHASE.COM, and J.P. Morgan's web address is WWW.JPMORGAN.COM.

                                     -more-

         CHASE AND J.P. MORGAN WILL HOLD A PRESENTATION FOR THE INVESTMENT COMMUNITY TODAY, SEPTEMBER 13, 2000 AT 11:30AM EASTERN DAYLIGHT TIME TO DISCUSS THE PROPOSED MERGER. A LIVE AUDIO WEBCAST OF THE PRESENTATION WILL BE AVAILABLE ON CHASE'S AND J.P. MORGAN'S INVESTOR RELATIONS SITES AT THEIR RESPECTIVE WEBSITES NOTED ABOVE. IN ADDITION, PERSONS INTERESTED IN LISTENING TO THE PRESENTATION MAY DIAL IN AT (973) 628-7055.

                  This press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's managements and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward- looking statements. These uncertainties include: the inability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Chase and J.P. Morgan stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the revenue synergies and costs savings anticipated from the merger may not be fully realized or may take longer to realize than expected; disruptions from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effects on pricing, spending, third-party relationships and revenues; and the risks of new and changing regulation in the U.S. and internationally. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward- looking statements can be found in the 1999 Annual Reports on Form 10-K of Chase and J.P. Morgan filed with the Securities and Exchange Commission.


                                      # # #
                       FACTS ABOUT J.P. MORGAN CHASE & CO.




         Financial Highlights

                           (US dollars)



As of December 31, 1999, pro forma

         $660 billion in Total Assets
         $36 billion in Stockholders' Equity

For Full Year 1999, pro forma

         $31 billion of Revenues
         $7.5 billion of Earnings

            Earnings by Line of Business, pro forma, first half 2000

                                              % of total
                                              ----------
         Investment Banking                       55%

         National Consumer Services               18%
         Private Equity                           12%
         Wealth Management                         9%
         Operating Services                        6%
                                                 ----

                                                 100%


                  Market Leadership Positions


                                                             Pro Forma           Pro Forma
                                                             Full Year 1999      First Half 2000
                                                             -------------       ---------------
         STRATEGIC ADVISORY (M&A)
           Global Completed Transactions                         5                   4

           European Completed Transactions                       3                   4

         CAPITAL RAISING
           Global Syndicated Loans                               1                   1

           Global Investment Grade Debt                          3                   3

           Global Common Stock                                   8                   7
           High Yield Global Offerings                           3                   5

         WEALTH MANAGEMENT
          #3 among U.S. institutions, with $720 billion of assets under management
          (pro forma as of 12/31/99).



                                                       * * *

[Chase logo]
[Message from Bill Harrison]

Dear Colleagues:

We are announcing this morning our decision to merge with J.P. Morgan, creating a global financial services leader that will rank among the world's most profitable companies.

Together, J.P. Morgan and Chase will have exceptional competitive advantages in the highest growth areas of our industry. The combination will create a greatly expanded client list, a complete range of product expertise and experience, and an enlarged global network -- a terrific strategic fit that provides for significant revenue growth potential.

Our clients will benefit from a company that can meet any of their financial needs -- anywhere in the world -- from private equity and asset management, to investment banking and operating services. They will also benefit from a highly talented team of professionals, a team that shares a mutual dedication to integrity, excellence and partnership. Add to these advantages the strength of our U.S. consumer franchise, and we have all the ingredients to power a winning growth strategy.

Our new company will be called J.P. Morgan Chase & Co., which capitalizes on the worldwide recognition of both names. We also want to capitalize on the particular strengths of each name in our two main markets. Therefore our wholesale businesses will be known globally under the name J.P. Morgan. Our consumer businesses will be known by the name Chase.

Sandy Warner, J.P. Morgan's chairman and CEO, will become chairman of J.P. Morgan Chase and co-chairman of the firm's Executive Committee. I will become president and chief executive officer of the new company, and co-chair of the Executive Committee. The members of the Executive Committee, reporting to me, are Geoff Boisi, David Coulter, Ramon de Oliveira, Walter Gubert, Thomas Ketchum, Don Layton, Jimmy Lee, Marc Shapiro and Jeff Walker.

Our merger is all about growth, but it will also provide opportunities to increase efficiency and reduce expenses. We expect savings from combining facilities and systems. Where there are overlapping jobs, some positions may need to be eliminated. Any decisions will be made fairly and objectively, on a case-by-case basis.

We anticipate the merger will close during the first quarter of 2001. You will find details of the transaction in the attached press release, and slides that we will use later today at a meeting with financial analysts and the news media. You will also find attached a copy of Sandy's letter to J.P. Morgan's employees.

An e-mail box for your questions and comments will be set up in the near future, but in the meantime I hope you begin to share them with me so we can address them in future communications. We intend to keep the information flow strong and steady.

Many of you have worked on previous mergers, and are well aware of the challenges and opportunities before us. We have a great track record of integrating companies, and I believe that J.P. Morgan Chase will prove equally successful. Please join Sandy and me in fulfilling the enormous potential before us.

13 September 2000

To:      All Morgan Colleagues
From:    Sandy Warner

A few minutes ago we announced that J.P. Morgan and Chase have agreed to merge. The new J.P. Morgan Chase & Co. will be a formidable global competitor with extraordinary combined resources and superior growth potential. You'll find the details in the news release and other materials accessible through MorganToday and our public website. Here I want to tell you why our Board, our management team, and I decided to take this step - an historic one by any measure.

>From the experienced pro to the newest analyst, all of us have poured energy, ideas, and aspirations into J.P. Morgan. We have built superb capabilities in investment banking, markets, asset management, and e-finance; competed successfully against the best institutions in the world; and above all won the confidence of our clients through objective advice, fair dealing, and great solutions. We transformed this firm. And we have delivered increasingly strong financial performance.

Now, by joining forces with Chase, we stand to vastly accelerate growth. It's that simple. This opportunity arises from a powerful combination of clients, capabilities, and people.

Together, we can leverage our brand, and our combined breadth and depth of expertise, across a client base of unparalleled scope and diversity. We will create an institution that works to meet the spectrum of client needs with a full complement of top-tier capabilities. We will generate more capacity to invest for the future. And we will create unprecedented opportunities for highly talented people in a global growth business.

Until now, no business combination has presented a value proposition more compelling than J.P. Morgan's alone. This transaction in fact would not have made sense for either firm without the transformation of recent years achieved by both. Focus on clients, pursuit of excellence, and strong values are integral to the heritage of both Chase and J.P. Morgan. Chase's drive to win matches our own. And the mutual respect that our management teams have developed will, I believe, extend throughout our firms as colleagues come to know one another. This is the right course, the right partner, and the right time.

Bill Harrison of Chase will become president and chief executive officer of the new firm, and I will become chairman. We will co-chair an Executive Committee, whose members are Geoff Boisi, David Coulter, Ramon de Oliveira, Walter Gubert, Tom Ketchum, Don Layton, Jimmy Lee, Marc Shapiro, and Jeff Walker. In addition, Clayton Rose will be chief operating officer of the investment bank; Bill Winters will be co-head of markets; and Nick Rohatyn will co-head the combination of Chase.com and LabMorgan.

This merger is about growth, but there are also efficiencies that can be realized as we integrate. There will be savings from combining facilities and systems, and inevitably some overlapping jobs. Any decisions on positions to be eliminated will be made fairly and objectively, case by case.

You will have many questions, and we pledge to answer them as directly and promptly as we can in the coming days and months. As a first step, Bill Harrison and I will host a "town meeting" for employees Thursday at 9:00 a.m. (New York time). An audiotape will be available to all. For details on this and other news, check MorganToday, where we will post ongoing bulletins to keep you informed. You'll also be able to ask questions through an electronic question box.

I cannot write, and you cannot read, this message without being conscious of the great heritage of J.P. Morgan. We are uniting two firms that have helped shape the world of finance, each in its own way. It's my conviction that the new J.P. Morgan Chase & Co. will enrich our legacy and carry it stronger into the future. In closing, I ask you to stay focused on our clients as we embark on the transition, and engage in this new enterprise with wholehearted optimism. Our potential for growth and success is tremendous.


                                      * * *

                  On September 13, 2000, Chase and J.P. Morgan held a meeting for the investment community to discuss the merger of Chase and J.P. Morgan. A copy of the slides shown at the meeting and available on the webcast follows.




                 [JPMORGAN LOGO]                    [CHASE LOGO]

                           A WINNING GROWTH STRATEGY

                               SEPTEMBER 13, 2000

A WINNING GROWTH STRATEGY
--------------------------------------------------------------------------------

- UNPARALLELED CLIENT BASE


- LEADING GLOBAL CAPABILITIES                PEOPLE                 UNIQUE
                                                &                COMPETITIVE
                                           TECHNOLOGY             ADVANTAGE
- PRODUCT LEADERSHIP IN GROWTH MARKETS









[JPMORGAN LOGO]                                                     [CHASE LOGO]

                   MEETS THE CRITERIA FOR SUCCESSFUL MERGERS
                   -----------------------------------------

                       - STRATEGIC FIT


                       - ABILITY TO INTEGRATE AND EXECUTE


                       - FINANCIALLY BENEFICIAL




[JPMORGAN LOGO]                                         [CHASE LOGO]

ABILITY TO INTEGRATE AND EXECUTE
--------------------------------

- TRACK RECORD OF SUCCESSFUL INTEGRATIONS

- INCLUSIVE APPROACH TO INTEGRATION

- COMMON CULTURAL ELEMENTS

- MORE FOCUSED, LESS COMPLEX THAN PRIOR MERGERS

- RETENTION DRIVEN BY OPPORTUNITY AND INCENTIVES



[JPMORGAN LOGO]                   [CHASE LOGO]

A WINNING GROWTH STRATEGY
--------------------------------------------------------------------------------

- UNPARALLELED CLIENT BASE

- LEADING GLOBAL CAPABILITIES

- PRODUCT LEADERSHIP IN GROWING MARKETS



       PEOPLE                   UNIQUE
         &                   COMPETITIVE
       TECHNOLOGY             ADVANTAGE

[JPMORGAN LOGO]                                                     [CHASE LOGO]

THE NEW COMPETITIVE MODEL
-------------------------------------------------------------------------
SERVING THE SPECTRUM OF CLIENTS' NEEDS GLOBALLY


[SPECTRUM CIRCLE GRAPHIC]


MSA
PRIVATE EQUITY
FX & DERIVATIVES
RESEARCH
OPERATING SERVICES

CLIENT ADVISORY RELATIONSHIP

EQUITY
PUBLIC DEBT
BANK DEBT
SALES & TRAINING
STRUCTURING

WEALTH MANAGEMENT







[JPMORGAN LOGO]                                               [CHASE LOGO]

COMPLEMENTARY STRENGTHS
--------------------------------------------------------------------------------
The New J.P. Morgan

          CLIENTS                    GEOGRAPHIES            PRODUCTS
- Investment Grade            - North America          - Wealth Management
- Non-Investment Grade        - Europe                 - M&A
- New Economy                 - Japan                  - Equity
- Financial Sponsors          - Asia (ex-Japan)        - Research
- High Net Worth              - Latin America          - Debt (public/bank)
- Financial Institutions                               - FX & Derivatives
- Institutional Investors                              - Private Equity
                                                       - Operating Services

[JPMORGAN LOGO]                                                  [CHASE LOGO]

COMPLEMENTARY STRENGTHS
-------------------------------------------------------------------------------
UNPARALLELED CLIENT BASE

    J.P. MORGAN                               CHASE
    ----------------------------              -----------------------------
    - Blue Chip Investment Grade              - Non-Investment Grade
    - Europe                                  - New Economy/Emerging Growth
    - Japan                                   - Asia (ex-Japan)
                                              - Financial Sponsors

                             J.P. MORGAN AND CHASE
                             -------------------------
                             - Latin America
                             - U.S. Corporates
                             - High Net Worth
                             - Financial Institutions
                             - Institutional Investors


[JPMORGAN LOGO]                                                    [CHASE LOGO]

Complementary strengths
-------------------------------------------------------------------------------
LEADING GLOBAL CAPABILITIES

PRO FORMA REVENUES(1)

[PIE CHART]

North America            52%
Europe                   30%
Asia Pacific             12%
Latin America            6%

          THE MOST GLOBALLY BALANCED WHOLESALE FINANCIAL SERVICES FIRM


NOTES:
Source: Company filings
(1) As of 12/31/99; pro forma, including Robert Fleming and excluding National Consumer Services

[JPMORGAN LOGO]                        9                           [CHASE LOGO]

Complementary strengths
-------------------------------------------------------------------------------
PRODUCT LEADERSHIP IN GROWTH MARKETS

     J.P. MORGAN                                        CHASE
     -----------                                        -----
-    Equity Underwriting                -    New Economy and Asian Equities
-    Equity & Structured Derivatives    -    FX & Interest Rate Derivatives
-    Global M&A - Europe                -    Global M&A
-    Europe Fixed Income                -    Syndicated & Leveraged Finance
-    U.S. Asset Management              -    European & Asian Asset Mgmt.
-    LabMorgan                          -    Chase.com
                                        -    Operating Services


[JPMORGAN LOGO]                       10                           [CHASE LOGO]

                      PRODUCT LEADERSHIP IN GROWTH MARKETS
--------------------------------------------------------------------------------

                                                                  1995-1999
                                                                  COMPOUND
MARKET                                1999 MARKET SIZE          ANNUAL GROWTH
------                                ----------------          -------------
Derivatives - OTC                       $88 trillion                  35%
Global FX market turnover               574 trillion                  26
Global corporate debt issuance            3 trillion                  22
Global syndicated finance               1.8 trillion                  10
Global equity issuance                  467 billion                   25
Global M&A                              3.4 trillion                  40
European M&A                            1.5 trillion                  50
European capital markets issuance       1.3 trillion                  31
Emerging markets debt trading (1)       2.2 trillion                  17
Private pension fund assets             5.6 trillion                  13
Mutual fund assets (U.S.)               6.8 trillion                  25
Private equity investments              182 billion                   50

Affluent households (U.S.)              7.1 million                   19


NOTES:
------
Sources: Various
(1) 1992-1999




[JPMORGAN LOGO]                                             [CHASE LOGO]

PRODUCT LEADERSHIP IN GROWTH MARKETS
--------------------------------------------------------------------------------
Summary League Table Rankings

                                                                    PRO FORMA
                                                                  1999    1H2000
                                                                  ----    ------
|-GLOBAL SYNDICATED LOANS(1)                                        1       1
| GLOBAL INVESTMENT GRADE(1)(2)                                     3       3
|-HIGH YIELD GLOBAL OFFERINGS(1)(2)                                 3       5

            | European Completed Transactions                       3       4
  M&A(3)   -|
            | Global Completed Transactions                         5       4

  COMMON    | US Offerings                                          6       6
  STOCK(1) -|
            | Global Offerings                                      8       7

           NOTES:
           Sources: Loanware, MCM, SDC; pro forma for CSFB's acquisition of DLJ
           (1) Full Credit to Book Manager, equal if joint
           (2) Includes Public 144A
           (3) Credit to target and acquiring advisors

[JPMORGAN LOGO]                                                    [CHASE LOGO]

                      PRODUCT LEADERSHIP IN GROWTH MARKETS


                     Awards and Rankings in Risk Management


J.P. MORGAN                          CHASE

Derivatives House of the Year(1)     #1 FX Bank Overall(4)

#1 Credit Derivatives(2)             #1 Interbank Market-Making in London(3)

#1 Complex Risk Management           Top House Currency Products Overall(5)
   Strategies(3)

#1 Overall Risk Management(3)        Beset Overall Derivatives Dealer(6)





Sources:
(1) IFR, Corporate Finance    (4) Global Investor
(2) Institutional Investor    (5) Risk
(3) Euromoney                 (6) Derivatives Strategy


[JPMORGAN LOGO]                  13                           [CHASE LOGO]

COMPLEMENTARY STRENGTHS -- THE POTENTIAL
----------------------------------------

3 EXAMPLES:

     - WEALTH MANAGEMENT

     - EQUITY DERIVATIVES

     - EUROPE

[JPMORGAN LOGO]                   [CHASE LOGO]

A LEADER IN WEALTH MANAGEMENT
----------------------------------------------------------------------------

                   ASSETS UNDER MANAGEMENT AS OF 12/31/99(1)
                   -----------------------------------------



RANK                US INSTITUTIONS                         AUM($B)
----                ---------------                         -------

1                   Fidelity Investments                    $956
2                   Barclays Global Advisors                 783
3                   J.P. MORGAN/CHASE PRO FORMA (2)          720
4                   State Street Global Advisors             672
5                   Capital Group Cos.                       558
6                   Merrill Lynch Asset Mgmt                 557
7                   Mellon Financial                         463
8                   AXA Financial                            463
9                   Morgan Stanley Dean Witter               420
10                  Citigroup                                419


NOTES:
------
Source: Institutional Investor
(1) Global rankings of investment management firms by assets under management ("AUM")
(2) Includes $48 billion for pro rata share of American Century; pro forma for Robert Fleming


[JPMORGAN LOGO]                                                   [CHASE LOGO]

A LEADER IN WEALTH MANAGEMENT
--------------------------------------------------------------------------------

A balanced business

       [PIE CHART]

PRO FORMA BY ASSET CLASS(1)
---------------------------
   Equities        52%
   Fixed Income    25%
   Cash/Other      23%


       [PIE CHART]

PRO FORMA BY GEOGRAPHIC REGION(1)
---------------------------------
   USA             65%
   International   35%

       [PIE CHART]

  PRO FORMA BY CLIENT(1)
--------------------------
   Private Client  40%
   Institutional   60%

NOTE:
(1) Assets under management as of 12/31/99. Includes $48 billion for pro rata share of American Century; pro forma for Robert Fleming

[JPMORGAN LOGO]                                                     [CHASE LOGO]

A LEADER IN EQUITY DERIVATIVES
-----------------------------------------------------------------------
Pro forma Revenues


[BAR CHART]


                     1997      1998      1999       2000 YTD
                                                   ANNUALIZED
                     ----      ----      ----      ----------
                              ($ in millions)
J.P. Morgan........  209       367       968         1,487
Chase..............   21        57       158           270


       STRONGER PRODUCT CAPABILITY WITH BROADER CLIENT REACH LEADING TO:

                         SIGNIFICANT GROWTH OPPORTUNITY


[JPMORGAN LOGO]                                                   [CHASE LOGO]

A LEADER IN EUROPE
---------------------------------------------------
Complementary Strengths


J.P. MORGAN                   CHASE
-----------                   -----
- A LEADING FRANCHISE         - SYNDICATED & LEVERAGED FINANCE
- M&A                         - NEW ECONOMY ADVISORY
- EQUITY                      - ASSET MANAGEMENT
- INVESTMENT GRADE DEBT       - OPERATING SERVICES
- DERIVATIVES                 - FX & INTEREST RATE DERIVATIVES

[JPMORGAN LOGO]                   [CHASE LOGO]

CRITERIA FOR MERGERS
----------------------------------

     - Strategic fit

     - Ability to integrate and execute

     - FINANCIALLY BENEFICIAL

[JPMORGAN LOGO]                              [CHASE LOGO]

KEY TRANSACTION TERMS
_____________________________________________________________________


- Exchange Ratio:   Fixed exchange ratio of 3.70 Chase shares for each
                    J.P. Morgan share

- Structure:        Tax-free stock-for-stock merger - intended to be
                    accounted for as a pooling of interests

- Legal Entity:     Chase

- Dividend:         Existing Chase dividend of $1.28 per share to be
                    maintained

- Approvals:        Both sets of shareholders and various regulatory
                    agencies including Federal Reserve, state banking departments and European Union

- Timing:           Shareholder voting during the fourth quarter of
                    2000 Anticipated closing during the first quarter of 2001


[JPMORGAN LOGO]                                                     [CHASE LOGO]

ACCRETIVE TO EPS AS SYNERGIES REALIZED
--------------------------------------


J.P. Morgan fully diluted shares             186 million

Exchange                                     3.7x
                                             -----
Chase Shares Issued                          688 million



Chase 2000 consensus EPS(1)                  $4.00



Required earnings from J.P. Morgan           $2.8 billion

J.P. Morgan 2000 consensus earnings(1)        2.1 billion
                                             ----
  Required break even synergies              $0.7 billion



EXPECTED SYNERGIES (AFTER-TAX)               $1.2 BILLION


NOTE:
(1) As published by First Call. J.P. Morgan 2000 consensus estimate of $11.47 per share. For analytical purposes only. Does not constitute endorsement of, or concurrence with, any of the estimates by J.P. Morgan or Chase


[JPMORGAN LOGO]                                               [CHASE LOGO]

SYNERGIES DRIVE PROFITABILITY AND GROWTH
--------------------------------------------------------------------------------

- Incremental revenue of $1 billion
     - net $400 million after incremental expenses

- Savings of $1.5 billion
     - 12% of combined relevant expenses
     - More conservative than prior mergers

- Reserve and costs of $2.8 billion

- TOTAL SYNERGIES OF $1.9 BILLION ($1.2 BILLION AFTER-TAX) ACHIEVED BY THE END OF SECOND YEAR
     - 1/3 achieved in year one

Note: All numbers are on a pre-tax basis unless otherwise noted

[JPMORGAN LOGO]                                                     [CHASE LOGO]

A WINNING GROWTH STRATEGY
--------------------------------------------------------------------------------
($ in billions)


                                                      LTM PRO FORMA(1)
                                                 ------------------------
                                                              PRE-TAX
                                                 REVENUES   CASH EARNINGS
                                                 --------   -------------
                    Investment Banking            $15.9          $5.9
WELL BALANCED
                    Wealth Management               3.7           1.0
                    Private Equity                  3.4           3.0
HIGHER GROWTH
                    Operating Services              3.3           0.9
                    National Consumer Svcs.         9.9           2.6


NOTE:
-----
(1) Last twelve months (LTM) ending June 30, 2000; pro forma, including Robert Fleming


[JPMORGAN LOGO]                                                   [CHASE LOGO]

THE CASE FOR HIGHER VALUATION
------------------------------------------------------------------------------


                    - Higher growth

                    - Leadership drives higher returns

                    - Greater diversification/risk reduction

                    - Free cash flow generation

                    - Completes the platform



[JPMORGAN LOGO]                                                   [CHASE LOGO]

A WINNING GROWTH STRATEGY
--------------------------------------------------------------------------------


DRIVEN BY:

 --  THE NEW COMPETITIVE MODEL
          -- Unparalleled client base
          -- Leading global capabilities
          -- Product leadership in growth markets


 --  A COMMITMENT TO FINANCIAL DISCIPLINE

 --  BUILDING SHAREHOLDER VALUE



[JPMORGAN LOGO]                                             [CHASE LOGO]

-------------------------------------------------------------------------------

This presentation contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These uncertainties include: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Chase and J.P. Morgan stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the revenue synergies and cost savings from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Form 10-K of Chase and J.P. Morgan, filed with the Securities and Exchange Commission.

[JPMORGAN LOGO]                        26                           [CHASE LOGO]